Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

SERIES G NON-VOTING CONVERTIBLE PREFERRED STOCK,

PAR VALUE $.01 PER SHARE,

OF

CME GROUP INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), CME Group Inc., a corporation organized and existing under the laws of the State of Delaware (“CME Group”), in accordance with the provisions of Section 103 of the DGCL, certifies as follows:

That, pursuant to the authority vested in the board of directors by the Fourth Amended and Restated Certificate of Incorporation of CME Group, the board of directors, on November 3, 2021, duly adopted the following resolution designating a new series of Preferred Stock, par value $.01 per share, as “Series G Non-Voting Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the board of directors in accordance with the provisions of Division A of the Fourth Amended and Restated Certificate of Incorporation of CME Group Inc. and the provisions of Section 151 of the General Corporation Law of the State of Delaware, a series of Preferred Stock, par value $.01 per share, be, and it hereby is, authorized and established, and that the designation and number of shares thereof, and the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof, be as follows:

SECTION 1. DESIGNATION AND NUMBER OF SHARES. There shall be a series of Preferred Stock designated as “Series G Non-Voting Convertible Preferred Stock” (the “Series G Non-Voting Convertible Preferred Stock”). The number of authorized shares constituting the Series G Non-Voting Convertible Preferred Stock shall be 4,584,020. The number of authorized shares constituting such series from time to time may be increased or decreased (but not below the number of shares of Series G Non-Voting Convertible Preferred Stock then outstanding) by further resolution duly adopted by the board of directors or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized.

SECTION 2. RANKING. The Series G Non-Voting Convertible Preferred Stock shall rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation:

(a) on a parity basis with the Common Stock and each other class or series of capital stock of the corporation now existing or hereafter authorized the terms of which expressly provide that such class or series ranks on a parity basis with the Series G Non-Voting Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation (such capital stock, “Parity Stock”); and

(b) junior to each other class or series of capital stock of the corporation now existing or hereafter authorized the terms of which expressly provide that such class or series ranks senior to the Series G Non-Voting Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation (such capital stock, “Senior Stock”).

SECTION 3. DEFINITIONS. As used herein with respect to Series G Non-Voting Convertible Preferred Stock:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the corporation and its Subsidiaries shall not be deemed to be Affiliates of the Purchaser or any of its Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series G Non-Voting Convertible Preferred Stock, if any, owned by such Person to Class A Common Stock).

“Alternative Cash Payment” has the meaning set forth in Section 6(c).

“Automatic Conversion” has the meaning set forth in Section 6(c).

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York or San Francisco, California are authorized or required by law, regulation or executive order to be closed.

“Certificate of Designations” means this certificate of designations relating to the Series G Non-Voting Convertible Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” means the certificate of incorporation of the corporation, as in effect from time to time.

“Class A Common Stock” means the Class A Common Stock, par value $.01 per share, of the corporation.

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Class A Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Class A Common Stock on The Nasdaq Stock Market (or any successor or other securities exchange determined by the corporation for the trading of the Class A Common Stock) on such date.

“Common Stock” has the meaning set forth in the Certificate of Incorporation.

“Conversion Date” has the meaning set forth in Section 7(a).

“Conversion Notice” has the meaning set forth in Section 7(a)(i).

“Conversion Rate” has the meaning set forth in Section 6(a).

“corporation” means CME Group Inc., a Delaware corporation.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Dividend” has the meaning set forth in Section 4(a).

“Excess Amount” has the meaning set forth in Section 7(f).

“Excess Automatic Conversion Amount” has the meaning set forth in Section 7(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means a Person in the name of which shares of the Series G Non-Voting Convertible Preferred Stock are registered, which Person shall be treated by the corporation as the absolute owner of such shares of Series G Non-Voting Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Individual Holder Conversion Cap” means, with respect to any Holder as of any date, the maximum number of shares of Class A Common Stock, as reasonably determined by the corporation with the consent of the Holder, which consent shall not be unreasonably withheld, that could be issued by the corporation to such Holder pursuant to an Automatic Conversion or an Optional Conversion without such issuance being subject to a premerger notification requirement pursuant to the HSR Act.

“Individual Holder Share Cap” means, with respect to any Holder as of any date, the maximum number of shares of Class A Common Stock, as reasonably determined by the corporation, that could be issued by the corporation to such Holder as of such date without triggering a change of control of the corporation under Nasdaq Listing Rule 5635(d) (or its successor) (or similar rule of any successor or other securities exchange determined by the corporation for the trading of the Class A Common Stock).

“Market Disruption Event” means any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Class A Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Class A Common Stock or options contracts relating to the Class A Common Stock on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the corporation in its sole and absolute discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Class A Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Class A Common Stock on the Relevant Exchange.

“Optional Conversion” has the meaning set forth in Section 6(b).

“Parity Stock” has the meaning set forth in Section 2(a).

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Stock” means the corporation’s Preferred Stock, par value $.01 per share.

“Purchaser” means Google LLC, a Delaware limited liability company.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of a class or series of capital stock have the right to receive any cash, securities or other property or in which shares of such class or series of capital stock are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of such class or series of capital stock entitled to receive such cash, securities or other property (whether such date is fixed by the board of directors or by statute, contract or otherwise).

“Relevant Exchange” has the meaning set forth in the definition of the term Market Disruption Event.

“Reorganization Event” means (i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the corporation with or into another Person, in each case, pursuant to which at least a majority of the Class A Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the corporation or another Person; (ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the corporation, in each case pursuant to which the Class A Common Stock is converted into cash, securities or other property; or (iii) any statutory exchange of securities of the corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Class A Common Stock into other securities.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series G Non-Voting Convertible Preferred Stock” has the meaning set forth in Section 1.

“Stockholder Approval” means shareholder approval of an issuance of Class A Common Stock for purposes of Nasdaq Listing Rule 5635(b) (or its successor).

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading VWAP on the line labeled Bloomberg on Bloomberg terminal page “CME <equity> AQR” (or, if such page is not available or if such price is not displayed under such heading, its equivalent successor reasonably chosen by the corporation) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market price of one share of Class A Common Stock on such Trading Day determined by the corporation in good faith). The VWAP per share of Class A Common Stock on any Trading Day shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

SECTION 4. DIVIDENDS.

(a) Participating Dividends. Holders shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on Class A Common Stock, in each case as if the Series G Non-Voting Convertible Preferred Stock were converted pursuant to Section 6(a) into shares of Class A Common Stock (without regard to any limitations on conversion) immediately prior to the Record Date for such dividend or distribution with respect to the Class A Common Stock, as and when paid with respect to the Class A Common Stock, and such Record Date shall be the Record Date for such dividend or distribution with respect to the Series G Non-Voting Convertible Preferred Stock (any such dividend or distribution to which Holders are entitled, a “Dividend”); provided that, in the case of any Dividend with respect to a dividend or distribution on Class A Common Stock that is payable in the form of Class A Common Stock, each Holder entitled to such Dividend shall receive as payment of such Dividend, instead of shares of Class A Common Stock, either such number of shares of Series G Non-Voting Convertible Preferred Stock as is equal to the number of shares of Class A Common Stock that such Holder would otherwise have received as payment of such Dividend or, at the corporation’s option, an amount in cash equal to the VWAP per share of Class A Common Stock on the first Trading Day after such Record Date multiplied by the number of shares of Class A Common Stock that such Holder would otherwise have received as payment of such Dividend.

(b) Conversion Following a Record Date. If the Conversion Date for any shares of Series G Non-Voting Convertible Preferred Stock is after the close of business on a Record Date for a Dividend, but prior to the corresponding payment date for such Dividend, the Holder of such shares as of such Record Date shall be entitled to receive such Dividend, notwithstanding the conversion of such shares prior to the applicable payment date for such Dividend.

SECTION 5. LIQUIDATION RIGHTS.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the Holders shall be entitled, out of assets legally available therefor, subject to the rights of the holders of any Senior Stock, and the rights of the corporation’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series G Non-Voting Convertible Preferred Stock equal to the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, converted such shares of Series G Non-Voting Convertible Preferred Stock into Class A Common Stock pursuant to Section 6(a), without regard to any of the limitations on convertibility contained therein. Holders shall not be entitled to any payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation other than as expressly provided for in this Section 5 and shall have no right or claim to any of the corporation’s remaining assets.

(b) Partial Payment. If in connection with any distribution described in Section 5(a), the assets of the corporation or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the corporation shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the corporation into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the corporation be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

SECTION 6. CONVERSION.

(a) Conversion Rate. The “Conversion Rate” shall initially be one (1) and shall be subject to adjustment as provided in Section 8.

(b) Optional Conversion. Subject to the conversion procedures set forth in Section 7, at any time, each Holder shall have the right, at such Holder’s option, to convert each share of such Holder’s Series G Non-Voting Convertible Preferred Stock into the number of shares of Class A Common Stock equal to the Conversion Rate (an “Optional Conversion”), such conversion right being exercisable only as to all, and not as to less than all, of such Holder’s Series G Non-Voting Convertible Preferred Stock; provided that, prior to the expiration or early termination of any applicable waiting period under the HSR Act with respect to an Optional Conversion, such Optional Conversion shall be effected only with respect to that number of shares of such Holder’s Series G Non-Voting Convertible Preferred Stock that can be converted without exceeding such Holder’s Individual Holder Conversion Cap, and, after such expiration or early termination, such Optional Conversion shall be effected with respect to the remainder of such Holder’s Series G Non-Voting Convertible Preferred Stock.

(c) Automatic Conversion. Subject to the conversion procedures set forth in Section 7, if a Reorganization Event occurs, each share of Series G Non-Voting Convertible Preferred Stock outstanding immediately before the consummation of such Reorganization Event shall convert automatically into a number of shares of Class A Common Stock equal to the Conversion Rate (an “Automatic Conversion”) immediately prior to consummation of such Reorganization Event; provided that a Holder may notify the corporation that it does not wish to receive such shares of Class A Common Stock in such Automatic Conversion, in which case, at the corporation’s option, the corporation may, instead of delivering such shares of Class A Common Stock to such Holder, either provide for the issuance to such Holder of shares of a new class or series of preferred stock having terms substantially similar to those of the Series G Non-Voting Convertible Preferred Stock or pay to such Holder an amount of cash equal to the number of shares of Class A Common Stock such Holder would have received upon such Automatic Conversion multiplied by the VWAP per share of Class A Common Stock on the Trading Day immediately preceding the Conversion Date with respect to such Automatic Conversion (an “Alternative Cash Payment”).

SECTION 7. CONVERSION PROCEDURES AND EFFECT OF CONVERSION.

(a) Conversion Procedure. A Holder must do each of the following to exercise such Holder’s right to an Optional Conversion:

(i) complete and manually or electronically sign a conversion notice in the form attached hereto as Annex A or such other form of conversion notice as has then most recently been provided to such Holder by the corporation (a “Conversion Notice”) and deliver such notice to the corporation in accordance with Section 14;

(ii) deliver to the corporation the certificate or certificates (if any) representing the shares of Series G Non-Voting Convertible Preferred Stock to be converted;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the corporation pursuant to Section 13.

In the case of an Automatic Conversion of a Holder’s shares of Series G Non-Voting Convertible Preferred Stock, such Holder must deliver to the corporation the certificate or certificates (if any) that represented such shares of Series G Non-Voting Convertible Preferred Stock as a condition to receiving the Class A Common Stock (and, to the extent applicable, any Excess Automatic Conversion Amount issuable upon such Automatic Conversion) or the Alternative Cash Payment or preferred stock referenced in the proviso to Section 6(c), as applicable.

The “Conversion Date” means (1) with respect to an Optional Conversion elected by a Holder, the first date on which such Holder has complied with the procedures in this Section 7(a), except that, in the case of an Optional Conversion that is effected as to less than all of such Holder’s shares of Series G Non-Voting Convertible Preferred Stock pursuant to the proviso in Section 6(b), such date shall be the Conversion Date only as to those shares as to which such Optional Conversion can be effected without exceeding such Holder’s Individual Holder Conversion Cap, and the Conversion Date with respect to the remainder of such Holder’s Series G Non-Voting Convertible Preferred Stock shall be the first date on which such Holder has complied with such procedures as to such remaining shares and any applicable waiting period under the HSR Act with respect to the conversion of such remaining shares has expired or terminated early and (2) with respect to an Automatic Conversion, the date on which such Automatic Conversion occurs.

The corporation shall, no later than the effective date of any Reorganization Event, provide written notice to the Holders of the occurrence of such event. Failure to deliver such notice shall not affect the operation of Section 6 or this Section 7.

In connection with any Optional Conversion by a Holder, the corporation shall, no later than five (5) Trading Days after the applicable Conversion Date, issue the number of whole shares of Class A Common Stock issuable upon such Optional Conversion (and, to the extent applicable, any Excess Amount). In connection with any Automatic Conversion, the corporation, no later than five (5) Trading Days after the later of the applicable Conversion Date and the date on which such Holder delivered any required certificates as provided in the second paragraph of this Section 7(a), shall, as applicable, either (i) issue to such Holder the number of whole shares of Class A Common Stock issuable to such Holder upon such Automatic Conversion (and, to the extent applicable, any Excess Automatic Conversion Amount) or (ii) deliver or cause to be delivered to such Holder the Alternative Cash Payment by wire transfer to an account designated by such Holder or (iii) provide for the issuance of a new class or series of preferred stock as contemplated by the proviso in Section 6(c).

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series G Non-Voting Convertible Preferred Stock, in the case of an Optional Conversion, and effective upon an Automatic Conversion with respect to any shares of Series G Non-Voting Convertible Preferred Stock, in the case of an Automatic Conversion, Dividends shall no longer be declared on such shares of Series G Non-Voting Convertible Preferred Stock, and such shares of Series G Non-Voting Convertible Preferred Stock shall cease to be outstanding.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Class A Common Stock and, to the extent applicable, cash upon conversion of Series G Non-Voting Convertible Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or cash as of the close of business on such Conversion Date, in the case of an Optional Conversion, or as of the time of the Automatic Conversion, the case of an Automatic Conversion. In connection with any conversion of a Holder’s shares of Series G Non-Voting Convertible Preferred Stock into shares of Class A Common Stock and/or cash, in the case of any Automatic Conversion or, in the case of an Optional Conversion as to which such Holder shall not in its Conversion Notice have designated the name in which shares of Class A Common Stock and, to the extent applicable, cash to be delivered upon conversion of shares of Series G Non-Voting Convertible Preferred Stock should be registered or paid, or the manner in which such shares or cash should be delivered, the corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the corporation. The corporation may, in its sole and absolute discretion, deliver shares of Class A Common Stock deliverable in any Optional Conversion or Automatic Conversion either in book-entry form through the facilities of The Depositary Trust Company (including, without limitation, the Direct Registration System service of The Depository Trust Company) or in the form of physical stock certificates.

(d) Status of Converted or Reacquired Shares. Shares of Series G Non-Voting Convertible Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the corporation in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors pursuant to the provisions of the Certificate of Incorporation.

(e) Reservation of Shares of Common Stock. The corporation shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock, solely for issuance upon an Optional Conversion or an Automatic Conversion, such number of shares of Class A Common Stock as shall from time to time be issuable upon an Optional Conversion or an Automatic Conversion of all the shares of Series G Non-Voting Convertible Preferred Stock then outstanding. Any shares of Class A Common Stock issued upon an Optional Conversion or an Automatic Conversion shall be duly authorized, validly issued, fully paid and nonassessable.

(f) Conversion Restriction. Notwithstanding anything to the contrary, unless and until the Stockholder Approval (to the extent required under the listing rules of the Nasdaq Stock Market (or any successor or other securities exchange determined by the corporation for the trading of the Class A Common Stock) is obtained, no Holder shall have the right to acquire shares of Class A Common Stock, and the corporation shall not be required to issue shares of Class A Common Stock to any Holder, in excess of such Holder’s Individual Holder Share Cap, and, in each case, the corporation may (but shall not be required to), at the corporation’s sole and absolute discretion, obtain Stockholder Approval of such issuance or deliver to such Holder, in lieu of any shares of Class A Common Stock otherwise deliverable upon such Holder’s Conversion in excess of such Holder’s Individual Holder Share Cap, an amount of cash per share equal to the VWAP per share of Class A Common Stock on the Trading Day immediately preceding the Conversion Date (such cash amount, the “Excess Amount”).

(g) Automatic Conversion Restriction. Notwithstanding anything to the contrary, to the extent required by applicable law, unless and until the expiration or early termination of any applicable waiting period under the HSR Act in connection with an Automatic Conversion no Holder shall have the right to acquire shares of Class A Common Stock, and the corporation shall not be required to issue shares of Class A Common Stock to any Holder, pursuant to such Automatic Conversion in excess of such Holder’s Individual Holder Conversion Cap, and, in each case, the corporation may (but shall not be required to), at the corporation’s sole and absolute discretion, in lieu of any shares of Class A Common Stock otherwise deliverable to such Holder pursuant to such Automatic Conversion in excess of such Holder’s Individual Holder Conversion Cap, deliver to such Holder an amount of cash per share equal to the VWAP per share of Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date (such cash amount, the “Excess Automatic Conversion Amount”).

(h) Fractional Shares. No fractional shares of Class A Common Stock will be delivered to the Holders upon conversion of Series G Non-Voting Convertible Preferred Stock. In lieu of fractional shares otherwise issuable to a Holder, such Holder will be entitled to receive one additional whole share of Class A Common Stock. The determination of the number of shares of Class A Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series G Non-Voting Convertible Preferred Stock and whether such number of shares would include a fractional share shall be based on the aggregate number of shares of Series G Non-Voting Convertible Preferred Stock of such Holder that are being converted on the applicable Conversion Date.

SECTION 8. ANTI-DILUTION ADJUSTMENTS.

(a) The Conversion Rate shall be subject to adjustment, without duplication, as set forth in this Section 8. If the corporation, at any time while shares of the Series G Non-Voting Convertible Preferred Stock are outstanding (i) subdivides the outstanding shares of Class A Common Stock into a larger number of shares of Class A Common Stock or (ii) combines (including by way of a reverse stock split) the outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, then in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the effective date of such subdivision or combination
CR1 =	the new Conversion Rate in effect immediately after the close of business on the effective date of such subdivision or combination
OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to the close of business on the effective date of such subdivision or combination
OS1 =	the number of shares of Class A Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event

Any adjustment made pursuant to this subsection (a) shall be effective immediately after the close of business on the effective date of such subdivision or combination, as applicable. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the corporation announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been announced or declared. Notwithstanding anything to the contrary, no adjustment to the Conversion Rate shall be made for any dividend or distribution with respect to Class A Common Stock in connection with which the Holders are entitled to a Dividend pursuant to Section 4.

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the corporation to the nearest 1/10,000th of one share of Class A Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

(c) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 8, any subsequent event requiring an adjustment under this Section 8 shall cause an adjustment to each such Conversion Rate as so adjusted.

(d) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 8, the corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment compute the adjusted applicable Conversion Rate in accordance with this Section 8 and provide a written notice to the Holders advising them of the occurrence of such event and setting forth the adjusted applicable Conversion Rate.

SECTION 9. VOTING RIGHTS. Except as otherwise required by the DGCL, the Series G Non-Voting Convertible Preferred Stock shall have no voting rights.

SECTION 10. PREEMPTIVE RIGHTS. The Holders shall not have any preemptive rights.

SECTION 11. REDEMPTION; TERM. The shares of Series G Non-Voting Convertible Preferred Stock shall not be redeemable or otherwise mature, and the term of the Series G Non-Voting Convertible Preferred Stock shall be perpetual. The foregoing shall not limit the ability of the corporation to purchase or otherwise deal in shares of Series G Non-Voting Convertible Preferred Stock.

SECTION 12. REPLACEMENT CERTIFICATES.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series G Non-Voting Convertible Preferred Stock are issued, the corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the corporation. The corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the corporation.

(b) Certificates Following Conversion. If physical certificates representing the Series G Non-Voting Convertible Preferred Stock are issued, the corporation shall not be required to issue replacement certificates representing shares of Series G Non-Voting Convertible Preferred Stock on or after the Conversion Date applicable to such shares. In place of the delivery of a replacement certificate following the applicable Conversion Date, the corporation, upon receipt of satisfactory evidence and indemnity pursuant to Section 12(a), shall deliver the shares of Class A Common Stock issuable upon conversion of such shares of Series G Non-Voting Convertible Preferred Stock formerly evidenced by the physical certificate.

SECTION 13. TAXES.

(a) Transfer Taxes. The corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series G Non-Voting Convertible Preferred Stock or shares of Class A Common Stock issued on account of Series G Non-Voting Convertible Preferred Stock pursuant hereto or certificates representing such shares. However, in the case of conversion of Series G Non-Voting Convertible Preferred Stock, the corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series G Non-Voting Convertible Preferred Stock or shares of Class A Common Stock to a beneficial owner other than the beneficial owner of the Series G Non-Voting Convertible Preferred Stock immediately prior to such conversion and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series G Non-Voting Convertible Preferred Stock (and on the shares of Class A Common Stock and/or cash received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

SECTION 14. NOTICES. All notices and other communications referred to herein shall be in writing and, unless otherwise specified herein, all notices and other communications hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, by private courier service or by e-mail addressed: (i) if to the corporation, to its office at CME Group Inc., 20 South Wacker Drive, Chicago, IL 60606, Attention: General Counsel, Email: legalnotices@cmegroup.com, (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the corporation (which may include the records of the corporation’s transfer agent) or (iii) to such other address as the corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 15. WAIVER. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders granted hereunder may be waived as to all shares of Series G Non-Voting Convertible Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series G Non-Voting Convertible Preferred Stock then outstanding.

SECTION 16. SEVERABILITY. If any term of the Series G Non-Voting Convertible Preferred Stock set forth in this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein that can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 17. NO OTHER RIGHTS. The Series G Non-Voting Convertible Preferred Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designations or the Certificate of Incorporation or as required by applicable law; provided, however, that in the event of any conflict between the Certificate of Incorporation and the provisions set forth in this Certificate of Designations, this Certificate of Designations shall control.

[Signature page follows.]

IN WITNESS WHEREOF, CME Group Inc. has caused this certificate to be executed in its corporate name this 4th day of November 2021.

CME GROUP INC.

By:	/s/ John W. Pietrowicz
Name: John W. Pietrowicz
Title:	CFO

[Certificate of Designations for Series G Non-Voting Convertible Preferred Stock]

ANNEX A

to

Certificate of Designations of

Series G Non-Voting Convertible Preferred Stock of CME Group Inc.

Form of Notice of Conversion of to be Executed by Registered Holder

to Convert Shares of Series G Non-Voting Convertible Preferred Stock

NOTICE OF CONVERSION

The undersigned Holder hereby irrevocably elects to convert all of such Holder’s shares of Series G Non-Voting Convertible Preferred Stock into shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), of CME Group Inc., a Delaware corporation (the “Corporation”). If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms used but not defined herein have the meaning ascribed to such terms in the certificate of designations of the Corporation’s Series G Non-Voting Convertible Preferred Stock (the “Certificate of Designations”) filed by the Corporation with the Secretary of State of the State of Delaware.

As of the date hereof, the number of shares of Class A Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Class A Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the U.S. Securities and Exchange Commission (the “SEC”), including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)), including the number of shares of Class A Common Stock issuable upon conversion of the Series G Non-Voting Convertible Preferred Stock subject to this Conversion Notice, but excluding the number of shares of Class A Common Stock that are issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 7(f) of the Certificate of Designations, is [•] shares, which includes [•] outstanding shares and [•] shares that would be deemed to be outstanding for purposes of computing the percentage of outstanding Class A Common Stock beneficially owned by the undersigned Holder together with such Holder’s Affiliates for purposes of Section 13(d) of the Exchange Act. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC. In addition, for purposes hereof, “group” has the meaning of such term as used in Section 13(d) of the Exchange Act and Rule 13d-5 thereunder.

Instruction to Holder: Attach additional signed copies of this page as needed.

Name of Person in the name of which shares are to be registered:

Address for delivery of physical stock certificates:

Instructions for book-entry delivery of shares through the Deposit/Withdrawal at Custodian facility of The Depository Trust Company:

DTC Participant Name:

DTC Participant Number:

Account Name:

Account Number:

Contact Name:

Contact Telephone Number:

Contact Email Address:

[HOLDER]

By:
Name:
Title:
Date:

[Notice of Conversion of Shares of Series G Non-Voting Convertible Preferred Stock]